Exhibit 2.1

BAIJIAYUN GROUP LTD

百家云集团有限公司

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$2,231,734,400 divided into 4,300,000,000 shares comprising of
(i) 2,000,000,000 Class A Ordinary Shares of a par value of US$0.519008 each and
(ii) 2,300,000,000 Class B Ordinary Shares of a par value of US$0.519008 each

THIS IS TO CERTIFY THAT                                                                                     is the registered holder of                                       Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                                           by:

DIRECTOR